ASSIGNMENT OF TRADEMARK


        AGREEMENT, made as of July 29, 1997, between Cable & Co. S.R.L., a corporation organized under the laws of Italy with an address at Via Biagiotti, 9 62100 Macerata, Italy ("Assignor"), and Cable & Co. Worldwide, Inc., a Delaware corporation, with an address at 724 Fifth Avenue, New York, New York, New York, 10019 ("Assignee").


        WHEREAS, Assignor has adopted, used and is using certain marks in connection with the design, manufacture, sales and licensing of men's footwear; and

        WHEREAS, Assignee wishes to acquire all of Assignor's rights in and to such marks and any corresponding registrations and applications for registration as provided herein.

        NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Assignment

        The Assignor sells, assigns, grants, transfers, sets over, and delivers to the Assignee, its successors and assigns, all of Assignor's right, title and interest in and to the trademarks and trade names set forth on Exhibit 1 hereto (the "Trademarks"), in and throughout the jurisdictions set forth on Exhibit 2 hereto (the "Territory"), to have and to hold such trademark and all rights of whatsoever nature thereunder in perpetuity.

        2.    Assignor's Warranties

        The Assignor represents and warrants that

               (a) the Trademarks are its sole and exclusive property;

               (b) it has the full right and power to make this Agreement;

               (c) it has not pledged, mortgaged, assigned, or otherwise granted any rights in the Trademarks or any part thereof or any interest therein in any part of the Territory, and there exists no adverse claim thereupon or thereto, except as noted on Exhibit 3 hereto;

               (d) trademark registrations have been secured therein by the Assignee in each jurisdiction in the Territory listed on Exhibit 4 hereto, or application has been made therefor and such applications and registrations are current, valid and (as to registrations) enforceable, except as noted on Exhibit 4,

               (e) to the best of Assignor's knowledge, including constructive knowledge of any state of affairs that would be disclosed by the reasonable exercise of ordinary care by an owner and licensor of the Trademarks, neither the Trademarks nor any part thereof infringe upon the title, trademark, trade name or property rights of any person, firm or corporation anywhere in the world, except as noted on Exhibit 5 hereto.

        3.   Royalties and Payments

        The Assignee shall use reasonable efforts to exploit the Trademarks, in accordance with its business judgment, and shall pay to the Assignor or its affiliate, in respect of the Trademarks, the following consideration:

               (a) that number of shares of common stock of the Assignee, such that, following the issuance of such stock and the stock to be issued simultaneously to D&D Design and Details, Limited, Assignor together with D&D Design and Details Limited will hold shares equal to 25% of the outstanding common stock of the Assignee less 404,000 shares; and

               (b)  $US 100,000.

        Except as specifically provided in this Paragraph 3, no other royalties or payments of any kind shall be due from the Assignee to the Assignor.

        4.   Assignments of Trademark Registrations

               (a) The Assignor shall deliver to the Assignee an assignment of trademark registration or other instrument of authorization relating to each of the Trademarks with respect to each jurisdiction within the Territory in form reasonably satisfactory to Assignee and legally sufficient under the laws of each such jurisdiction to effect the registration of each of the Trademarks by Assignee in such jurisdictions. The Assignee shall have the right to expend such sums as may be necessary to obtain such instruments and register such assignment of Trademark registrations in any jurisdiction within the Territory. In the event any registrations assigned by Assignor prove legally insufficient, all sums by reasonably expended by Assignee in perfecting such registrations shall be for the account of the Assignor and shall be charged to the Assignor and may be deducted by the Assignee from any moneys due to the Assignor under this or any other agreement between the parties.

               (a) Simultaneously with the execution hereof, the Assignor shall execute the short-form assignment of the Trademarks which is attached hereto as
Exhibit 6.

        5.   Assignability

        Nothing contained in this Agreement shall prevent the Assignee from authorizing its licensees, agents, and representatives, in any jurisdiction within the Territory, to exercise exclusive rights in the Trademarks in the Territory or any jurisdiction therein. Nothing in this

Agreement shall prevent the Assignee from granting a license to exercise exclusive rights to the Trademarks in any or all jurisdictions within the Territory.

        6.  Further Assurances

        Assignor agrees, upon the reasonable request of Assignee, to execute, acknowledge and deliver to the other any and all instruments or documents, and to do any and all such acts which may be reasonably necessary to give full force and effect to the purpose and intentions of the terms set forth in this Agreement, and in particular, to effect the transfer or registration of the Trademarks in any jurisdiction within the Territory.

        7.   Notices

        Written demands and notices provided for herein shall be sent by registered mail or reputable international overnight courier to the addresses set forth at the beginning of this Agreement.

        8.   Infringements

               (a) Any legal action brought by the Assignee against any alleged infringer of the Trademarks shall be initiated and prosecuted at Assignee's sole expense, and any recovery made as a result thereof shall be the sole property of the Assignee.

               (b) If a claim is made against the Assignee alleging that all of the Trademarks is an infringement of the rights of third parties, the Assignee shall thereupon serve written notice upon the Assignor containing full details of such claim, and thereafter, until such claim has been adjudicated or settled, the Assignee may withhold any moneys due or becoming due to the Assignor pending the outcome of such claim, up to the reasonablly established amount of the claim; provided, however, that if no suit shall be filed within one year after written notice of such claim is given to the Assignor by the Assignee, any moneys so withheld and not previously paid to Assignor shall then be paid to the Assignor.

               (b) From and after the date of service of a summons in a suit for infringement filed against the Assignee by a third party for infringement by the Trademark of the proprietary rights of such third party, any and all payments thereafter coming due to the Assignor shall be retained by the Assignee until the suit has been finally adjudicated and then paid in accordance with such adjudication.

        9.    Indemnities

        The Assignor shall indemnify, save and hold harmless the Assignee and its successors, agents, licensees, and assigns, and their respective officers, directors and employees, from and against all claims, demands, actions, proceedings, liabilities, cost, and expenses, including attorneys' fees, which may be asserted against or incurred by any of them, arising out of or connected with any claim by a third party which is inconsistent with any of the representations, warranties, covenants or agreements made by the Assignor in this Agreement, or by reason of the exercise of any of the rights granted or purported to be granted by the Assignor in this Agreement; provided, however, that (i) Assignee promptly notifies Assignor in writing of such claim, (ii) Assignee gives Assignor sole control of the defense and all related settlement negotiations, (iii) Assignee provides Assignor with the assistance, information, and authority reasonably necessary to perform the above and (iv) that in the event of a third party claim such third party claim is made within three years of the date hereof. Expenses incurred by Assignee in providing such assistance shall be reimbursed by Assignor. Assignee may also participate in the defense of a claim at its option and its own expense. Assignor shall not, without the prior written consent of Assignee, effect any settlement or compromise of a claim in which Assignee is a party, unless such settlement or compromise includes an unconditional release of Assignee from all such liability. Assignor authorizes the Assignee to withhold any and all sums which become due to the Assignor under this or any other agreement between the parties until such claim, action, or proceeding shall have been disposed of or the breach of any of the Assignor's representations, warranties, covenants or agreements hereunder shall have been cured.

        10.    Non-Waiver

        The failure of either party, at any time, to require the strict performance by the other of any agreement, term, provision, covenant or condition hereof shall in no way affect its right to enforce the same, nor shall the failure of either party to act with respect to any breach of any agreement, term, provision, covenant or condition hereof by the other party be taken or held to be a waiver of any succeeding breach thereof, or as a waiver of the agreement, term, provisions, covenant or condition itself.

        11.    Arbitration

        Any controversy or claim relating to or arising out of this Agreement or the breach thereof shall be settled by arbitration by three arbitrators in New York City, one to be selected by Assignor, one to be selected by Assignee and one to be selected the two arbitrators so named, in accordance with the United States Arbitration Act (Title 9, U. S. Code) and under the auspices and rules of the American Arbitration Association then in effect. Each party may serve no more than three requests for production of documents. If disputes arise concerning these requests, the arbitrators shall have sole and complete discretion to determine such disputes. The arbitrators shall give effect to statutes of limitation in determining any claim, and any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. The arbitrators shall deliver a written opinion setting forth findings of fact, conclusions of law and the rationale for the decision. The arbitrators shall reconsider the decision once upon motion and at the expense of a party. Judgment upon the decision rendered by the arbitrators may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if the other party contests such action for judicial relief. No provision of this Paragraph shall limit the right of a party to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration.

        12.    Severability

        Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        13.    Binding Effect

        This Agreement shall be binding upon the parties hereto and their respective successors and assigns, but this Agreement and any rights hereunder may not be assigned by the Assignor without the prior written consent of the Assignee.

        14.    Construction

        This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof. This Agreement may not be changed or discharged orally. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York.


        IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


        Cable & Co. S.R.L



        By:  Alberto Salvucci
        Title:  Chairman


        Cable & Co. Worldwide, Inc.



        By:  Martin C. Licht
        Title:  Secretary

                                                                       Exhibit 1

                                   TRADEMARKS




1.                                  Cable & Co.

                                                                       Exhibit 2

                                    TERRITORY


I.      All of Europe except the United Kingdom, including, but not limited to

          1.  Albania
          2.  Andorra
          3.  Austria
          4.  Belgium
          5.  Bulgaria
          6.  Czech Republic
          7.  Cyprus
          8.  Channel Islands
          9.  Denmark
        10.  Finland
        11.  France
        12.  Germany
        13.  Greece
        14.  Ireland
        15.  Iceland
        16.  Hungary
        17.  Italy
        18.  Liechtenstein
        19.  Luxembourg
        20.  Malta
        21.  Monaco
        22.  Norway
        23.  Netherlands
        24.  Poland
        25.  Portugal
        26.  Rumania
        27.  Russia (former Soviet Union)
        28.  San Marino
        29.  Spain
        30.  Sweden
        31.  Switzerland
        32.  Ukraine
        33.  Yugoslavia (former)

II. Africa, Asia Minor, Australia, the Pacific Islands and all parts of the world other than the United Kingdom, Asia, North, Central and South America and the Caribbean.

                                                                       Exhibit 3

                    SCHEDULE OF LIMITATIONS OR ADVERSE CLAIMS

                                                                       Exhibit 4

                       SCHEDULE OF TRADEMARK REGISTRATIONS


          1.  Austria
          2.  Belgium
          3.  Bulgaria
          4.  Czech Republic
          5.  Channel Islands
          6.  Denmark
          7.  France
          8.  Germany
          9.  Hungary
        10.  Italy
        11.  Liechtenstein
        12.  Luxembourg
        13.  Monaco
        14.  Netherlands
        15.  Portugal
        16.  Rumania
        17.  Russia (former Soviet Union)
        18.  Spain
        19.  Sweden
        20.  Switzerland
        21.  Ukraine
        22.  Yugoslavia (former)

                             [Add other registrations]

                                                                       Exhibit 5

                         SCHEDULE OF KNOWN INFRINGEMENTS

                                                                       Exhibit 6

                             ASSIGNMENT OF TRADEMARK

        KNOW ALL MEN BY THESE PRESENTS that the undersigned, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to a certain agreement dated 1997, between the undersigned and Cable & Co. Worldwide, Inc., of 724 Fifth Avenue, New York, New York, New York, 10019, hereinafter called the Assignee, has granted, sold, assigned, and delivered to, and does hereby grant, sell, assign, and deliver to, the Assignee, its successors, and assigns all right title and interest to "Cable & Co", hereinafter called the Trademark, together with the trademark thereof and all rights, title and interest therein and thereto throughout the Territory. The undersigned represents and warrants that the Trademark is its sole and exclusive property; that, subject to the above mentioned agreement and the limitations disclosed on Exhibit 1 thereto, it has not heretofore pledged, mortgaged, assigned, or otherwise granted any rights in the Trademark or any part thereof or any interest therein in any part of the Territory, and that there exists no adverse claim thereupon or thereto. The undersigned acknowledges that the Assignee has full right and authority to secure trademark in the Trademark throughout the Territory and to have and to hold such copyright for the full terms.

        In witness whereof the undersigned has caused this document to be executed by its duly authorized officer.


        Cable & Co. S.R.L
        D&D Design and Details, Limited



        By:  Alberto Salvucci
        Title:  Chairman

 ..........................................................
STATE OF NEW YORK                   )
                                    )
                                    ) SS.:
                                    )
COUNTY OF NEW YORK                  )
 ..........................................................

               On the ____ day of ________, 1997, before me personally came Alberto Salvucci, to me known, who, being by me duly sworn, did depose and say that he resides in
                     , Italy that he is the Chairman of Cable & Co. S.P.R.L the corporation described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.


                                            ---------------------------------
                                                          Notary Public


                                            - 2 -